SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549



                            ________
                            FORM 8-K

                         CURRENT REPORT


                PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  August 10, 2000


                        LANDS' END, INC.
    (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
 (State or other          (Commission         (I.R.S. Employer
  jurisdiction            File Number)     Identification Number)
of incorporation)


 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code



              INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

          Attached as Exhibit 99.1 to this report is a news release issued by Lands' End, Inc., discussing second quarter results for the period ended July 28, 2000, and business outlook for the fiscal year.












                              SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.






































                                    LANDS' END, INC.

Date August 15, 2000        By: /s/ STEPHEN A. ORUM
                                    Stephen A. Orum
                                    Executive Vice President &
                                    Chief Financial Officer








                                                  EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                   LANDS' END REPORTS SECOND QUARTER

DODGEVILLE, WIS. ...  August 10, 2000 ... Lands' End, Inc. (LE), today reported that net sales for its second quarter ended July 28, 2000, totaled $255.5 million, about flat with sales of $254.6 million in the same quarter last year.
     For the quarter just ended, there was a net loss of $1.9 million, and the diluted loss per share was $0.06, compared with net earnings of $4.5 million, or $0.14 per diluted share, in the prior year.
     For the first six months of the current year, net sales were $521.6 million, down 4 percent from net sales of $544.2 million during the first half of last year. Excluding last year's first half sales from the company's discontinued Willis & Geiger business, sales in this year's first half were down 2 percent from the prior year.
     The net loss in the first half of fiscal 2001 was $1.6 million, or a loss of $0.05 per diluted share, compared with earnings of $11.0 million, or $0.36 per diluted share, in the first six months of the prior fiscal year. Last year's first half includes an addition to net income (after-tax) of $1.0 million, or $0.03 per share, from the reversal of a portion of the non-recurring charge taken in the fourth quarter of fiscal 1999.
     The company's chief executive officer, David Dyer, said that the loss for the quarter was unexpected and disappointing. "Based on sales trends that we saw earlier in the quarter, we had already revised our business outlook downward. As it turned out, compared to that outlook, gross profit was significantly less than expected. Liquidation sales, though lower than last year, were still higher than expected, primarily in Japan. We also experienced significant increases in costs. These factors hurt us on profitability."
     The principal factors contributing to the unexpected loss include
1) the adverse effect on gross profit resulting from liquidation sales, primarily in Japan, and increased reserves for inventory obsolescence in both the United States and Japan; 2) increases in fixed and variable expenses; and 3) increases in catalog advertising expense.
     Compared to the prior year, sales trends during the quarter were weaker than initially expected and inconsistent across product lines. The company saw continued strong sales in women's knits and swimwear, and in coed knits. However, we had soft sales in other product lines,
especially men's and women's tailored.   Corporate Sales continued to
grow in double-digits, although their sales were somewhat lower than expected toward the end of the quarter. Internet sales at www.landsend.com were 70 percent higher, compared with the second quarter last year.
     Sales in the core business segment, represented by the primary monthly, prospecting and tailored clothing catalogs, were flat, as were sales in the specialty business segment, composed of Corporate Sales, Kids and Coming Home, compared with the prior year. Sales in the international business segment, composed of operations in Japan, the U.K. and Germany, were up about 2 percent from last year.



     Gross profit in the quarter just ended was $122.9 million, or 48.1 percent of net sales, compared with $118.2 million, or 46.4 percent of net sales, in the same quarter last year. The improvement in gross profit margin over the comparable period was due to higher initial margins primarily associated with sourcing improvements and a lower level of sales of liquidated merchandise. However, margins in the quarter just ended were lower than anticipated, primarily due to high levels of liquidation sales in Japan, increased reserves for inventory obsolescence, and higher markdowns at retail outlets in the United States. Liquidation of excess inventory was about 8 percent of net sales during this year's second quarter, compared with about 10 percent in the prior year.
     In the quarter just ended, selling, general and administrative expenses were $125.6 million, or 49.1 percent of net sales, compared with $109.4 million, or 43.0 percent, in the similar period last year. The increase in the SG&A ratio between the periods was primarily due to increases in catalog and national advertising, as well as relatively higher fixed expenses. Page and catalog circulation were higher during the quarter just ended, principally due to increased prospecting, especially to inactive buyers, and to later mailings of certain catalogs. Productivity, or sales per page, declined. National advertising costs were about $3 million higher than in the prior year, and there was an additional $4 million of fixed expense due to higher spending on information technology.
     Inventory at the end of the quarter was $207 million, up 9 percent from $190 million in the prior year. Our first-time fulfillment rate for the quarter just ended was about 88 percent, up from 84 percent last year and consistent with our annual goal.

BUSINESS OUTLOOK
     Looking forward for the full year, we now expect an improvement in gross profit margin of about 200 basis points over last year, rather than 225 as previously announced, principally due to further liquidations in Japan. This is consistent with the improvement of 200 basis points in the first half of the year.
     The company's catalog mailing strategy currently includes a 6 percent increase in United States page circulation for the first nine months of the fiscal year. However, due to aggressive fourth quarter circulation plans, the company now expects page circulation in the fourth quarter to be up 20 percent as we add holiday catalogs back to the mailing plan and shift the timing of holiday mailings. This is in contrast to the overall 6 percent increase in page circulation for the full year as previously announced. In view of these plans and their emphasis on the holiday period, the company expects that the fourth quarter will represent a substantial improvement over the prior year in both sales and earnings, but anticipates downward trends in sales and earnings for the third quarter. As previously stated, the company anticipates that its sales for the full year will increase by less than 6 percent over the prior year.




     Based on the disappointing results through the first half of the year, the company no longer believes that it can achieve the 20 percent increase in earnings per share that was previously anticipated. We currently believe that we can achieve somewhat positive earnings growth for the year. However, the upcoming holiday season will be critically important as we see the full effect of our merchandising and circulation strategies. If the trends of weak sales and higher costs through the first six months of the fiscal year continue into the holiday period, our current business plans will be at risk.
     "Obviously, our ability to predict future sales and earnings has not been borne out by experience so far this year," said David Dyer. "We need to adopt a wait-and-see approach to the rest of the year. The holiday season is always very important to us but it is really the key to a successful year this time out."
      Lands' End is a direct merchant of traditionally styled, classic casualwear offered to customers through regular mailings of its monthly and specialty catalogs and via the Internet.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION
     Statements in this release that are not historical, including, without limitation, statements regarding our plans, expectations, assumptions, and estimations for fiscal 2001 sales, gross profit margin, and earnings, as well as anticipated sales trends, timing of catalogs and future development of our business strategy, are forward-looking and speak only as of today's date. As such, these statements are subject to a number of risks and uncertainties. Future results may be materially different from those expressed or implied by these statements due to a number of factors. Currently, we believe that the principal factors that create uncertainty about our future results are the following: customer response to our merchandise offerings, circulation changes and other initiatives; the mix of our sales between full price and liquidation merchandise; general economic or business conditions, both domestic and foreign; effects of shifting patterns of e-commerce versus catalog purchases; costs associated with printing and mailing catalogs; dependence on consumer seasonal buying patterns; and fluctuations in foreign currency exchange rates. Our future results could, of course, be affected by other factors as well.
     The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.











                    PRELIMINARY AND UNAUDITED

CONSOLIDATED STATEMENTS OF OPERATIONS
Lands' End, Inc. & Subsidiaries
(Amounts in thousands, except per share data)

                            Three months ended     Six months ended
                            July 28,  July 30,    July 28,  July 30,
                              2000      1999        2000      1999

Net sales                   $255,545  $254,616    $521,590  $544,225
  Cost of sales              132,674   136,400     277,820   300,575

Gross profit                 122,871   118,216     243,770   243,650
  Selling, general and
   administrative expenses   125,598   109,429     245,177   225,715
  Reversal of non-recurring
    charge                         -      (275)          -    (1,598)
Income from operations        (2,727)    9,062      (1,407)   19,533
  Other income (expense):
    Interest expense            (217)     (358)       (347)     (967)
Interest income                  500        36       1,219        38
     Other                      (542)   (1,672)     (1,987)   (1,204)

  Total other income
    (expense), net              (259)   (1,994)     (1,115)   (2,133)

Income (loss) before income
  taxes                       (2,986)    7,068      (2,522)   17,400
  Income tax provision
    (benefit)                 (1,105)    2,615        (933)    6,438
Net income (loss)           $ (1,881) $  4,453    $ (1,589) $ 10,962

Basic earnings (loss)
  per share                 $  (0.06) $   0.15    $  (0.05) $   0.37
Diluted earnings (loss)
  per share                 $  (0.06) $   0.14    $  (0.05) $   0.36

Basic weighted average
shares outstanding            30,295    30,057      30,246    30,032
Diluted weighted average
  shares outstanding          30,722    30,783      30,791    30,656




                       PRELIMINARY AND UNAUDITED

CONSOLIDATED BALANCE SHEETS
Lands' End, Inc. & Subsidiaries              July 28,     July 30,
(Dollars in thousands)                         2000         1999
Assets
Current assets:
  Cash and cash equivalents                  $ 20,050     $  6,270
  Receivables, net                             15,986       13,060
  Inventory                                   206,854      189,983
  Prepaid advertising                          17,718       17,964
  Other prepaid expenses                        8,214        6,311
  Income taxes receivable                       1,244            -
  Deferred income tax benefit                  10,661       17,947
Total current assets                          280,727      251,535

Property, plant and equipment, at cost:
  Land and buildings                          102,910      102,437
  Fixtures and equipment                      190,678      158,675
  Leasehold improvements                        4,453        4,774
Total property, plant and equipment           298,041      265,886
  Less - accumulated depreciation
    and amortization                          129,112      110,961
Property, plant and equipment, net            168,929      154,925
Intangibles, net                                  659          949

Total assets                                 $450,315     $407,409

Liabilities and shareholders' investment
Current liabilities:
  Lines of credit                            $ 19,200     $ 23,950
  Accounts payable                             79,822       70,979
  Reserve for returns                           5,388        4,027
  Accrued liabilities                          35,741       42,458
  Accrued profit sharing                          180          469
  Income taxes payable                              -        1,754
Total current liabilities                     140,331      143,637

Deferred income taxes                           9,117        8,133

Shareholders' investment:
  Common stock, 40,221 shares issued              402          402
  Donated capital                               8,400        8,400
  Additional paid-in capital                   31,541       28,665
  Deferred compensation                          (178)        (293)
  Accumulated other comprehensive income        3,824        1,801
  Retained earnings                           452,841      417,358
  Treasury stock, 9,926 and 10,156
    shares at cost, respectively             (195,963)    (200,694)
Total shareholders' investment                300,867      255,639
Total liabilities and
  shareholders' investment                   $450,315     $407,409



                         PRELIMINARY AND UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
Lands' End, Inc. & Subsidiaries                      Six Months Ended
(In thousands)                                       July 28,   July 30,
                                                       2000       1999

Cash flows from (used for) operating activities:
Net income                                         $  (1,589)  $ 10,962
Adjustments to reconcile net income to net
    cash flows from operating activities-
    Pre-tax non-recurring credit                           -     (1,598)
    Depreciation and amortization                     11,629     10,275
    Deferred compensation expense                         58        101
    Loss on disposal of fixed assets                       -        538
    Changes in assets and liabilities:
      Receivables, net                                 1,767      8,023
      Inventory                                      (44,661)    29,703
      Prepaid advertising                             (1,146)     3,393
      Other prepaid expenses                          (2,398)     1,278
      Accounts payable                                 5,312    (16,943)
      Reserve for returns                             (2,481)    (3,166)
      Accrued liabilities                             (9,446)    (9,922)
      Accrued profit sharing                          (2,580)    (1,787)
      Income taxes payable                           (11,499)   (12,824)
    Other                                              2,981      1,469
Net cash flows from (used for) operating
  activities                                         (54,053)    19,502
Cash flows used for investing activities:
  Cash paid for capital additions                    (12,996)    (5,486)
Net cash flows used for investing activities         (12,996)    (5,486)

Cash flows from (used for) financing activities:
  Proceeds from (payment of) short-term debt           7,476    (14,992)
  Purchases of treasury stock                         (1,019)    (4,504)
  Issuance of treasury stock                           4,229      5,109
Net cash flows from (used for) financing
  activities                                          10,686    (14,387)
Net decrease in cash and cash equivalents            (56,363)      (371)
Beginning cash and cash equivalents                   76,413      6,641
Ending cash and cash equivalents                   $  20,050   $  6,270